Consent of Independent Registered Public Accounting Firm




We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 22, 2005, relating to the financial statements and financial highlights, which appears in the September 30, 2005 Annual Report to Shareholders of AllianceBernstein Exchange Reserves which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Financial Statements and Report of Independent Registered Public Accounting Firm" in such Registration Statement.





PricewaterhouseCoopers LLP

New York, New York
January 29, 2007


00250-0163#736693a